Exhibit 99.1

NRG Energy, Inc. Reports Record 2015 Adjusted EBITDA Results,

Reaffirms 2016 Financial Guidance, Announces

Retirement of $691 Million of Debt, and Realigns Dividend

2015 Results and Financial Highlights

•                  Record Adjusted EBITDA(1) of $3,340 million, including best ever results from NRG Home Retail since 2009 acquisition — a validation of NRG’s leading integrated competitive power platform

•                  $1,127 million of Free Cash Flow (FCF) before growth investments

•                  Over $1.3 billion of capital returned to stakeholders

•            $691 million of debt retired(2); approximately $54 million in annual interest savings

•            $628 million returned to shareholders in 2015

•                  $786 million of NRG Yield dropdown proceeds in 2015

•                  $5.1 billion and $3.0 billion non-cash one-time charges for impairments and income tax valuation allowance expense, respectively, primarily driven by the extended low commodity price cycle for the Texas wholesale generation

Operational and Strategic Update

•                  Allocating $925 million of additional 2016 capital to incremental NRG-level debt reduction

•                  GreenCo strategic process: Reintegrating NRG Renew into the NRG platform; expect resolution for NRG Home Solar and EVgo in the second quarter 2016

•                  Asset sales completed or pending represent 877 MWs and $138 million of $500 million 2016 asset sales target

•                  Reducing annual dividend to $0.12 per share to enhance flexibility on capital allocation, reallocating approximately $145 million annually

2016 Financial Guidance

•                  2016 Guidance is reaffirmed, and now includes GreenCo’s NRG Renew

•                  Adjusted EBITDA of $3,000-$3,200 million

•                  FCF before growth investments of $1,000-$1,200 million

PRINCETON, NJ — February 29, 2016 — NRG Energy, Inc. (NYSE: NRG) today reported record full-year Adjusted EBITDA of $3,340 million. Adjusted cash flow from operations totaled $1,945 million for 2015. Net loss for the twelve months of 2015 was $6,436 million, including non-cash charges of $3,306 million(3) and $3,039 million for asset impairments net of taxes and income tax valuation allowance expense, respectively.  These non-cash charges were primarily driven by the low commodity cycle and its impact on the Texas wholesale business. This resulted in a $19.46 loss per diluted common share in 2015 compared to net income of $132 million, or $0.23 per diluted common share in 2014.  Excluding the impact of the impairments and tax valuation allowance, the Company’s net loss would have been $91 million or $0.34 loss per diluted common share for the twelve months of 2015.

“Amid a continued weak commodity price environment, NRG’s integrated competitive power platform once again delivered strong financial results, demonstrating that we have the right portfolio and the right platform to succeed,” said Mauricio Gutierrez, NRG President and Chief Executive Officer. “Today we are reintegrating our successful business renewables solutions back into NRG as an important part of our diversified platform. With the further

(1)  Excludes negative contribution from NRG Home Solar of $173 million.

(2)  Represents total discretionary debt retirements from November 2015 through February 2016 (excludes $405 million of non-discretionary debt amortization in 2015)

(3)  Total impairments of $5,086 million net of taxes of $1,780 million.

strengthening of our balance sheet and increased flexibility from recalibrating our dividend, we will be in a stronger position to benefit from market opportunities.”

NRG continued its strong track record of safety performance with a top quartile recordable rate of 0.71 for the full year 2015(4).  Overall generation was down 3% from 2014, with coal and nuclear availability at 83.8% improving 2.4% over 2014.

Today, NRG also announces the reintegration of business renewables (formerly GreenCo’s NRG Renew) back into NRG. This move supports NRG’s advantaged position to participate in the changing landscape of the power industry and serve customers, especially with on- and offsite solar and distributed generation in the commercial and industrial space.

Segment Results

Table 1: Adjusted EBITDA

($ in millions)	Three Months Ended		Twelve Months Ended
Segment	12/31/15	12/31/14	12/31/15	12/31/14
Business (a)(b)	$308	$302	$1,798	$1,836
Home Retail	144	165	739	604
Renew (a)	22	31	171	172
NRG Yield (a)	183	159	720	582
Corporate	(32)	4	(88)	(1)
Adjusted EBITDA(c)	$625	$661	$3,340	$3,193

(a)   In accordance with GAAP, 2015 and 2014 results have been restated to include the full impact of the NRG Yield drop down transactions which closed on November 3, 2015, January 2, 2015 and June 30, 2014.

(b)   See Appendices A-6 through A-9 for NRG Business regional details.

(c)    See Appendices A-1 through A-4 for Operating Segment Reg G reconciliations; excludes negative Adjusted EBITDA from NRG Home Solar

Table 2: Net (Loss)/Income

($ in millions)	Three Months Ended		Twelve Months Ended
Segment	12/31/15	12/31/14	12/31/15	12/31/14
Business (a)(b)	$(4,664)	$577	$(4,472)	$1,062
Home Retail	140	(119)	652	137
Home Solar	(175)	(37)	(324)	(73)
Renew (a)	(58)	(73)	(124)	(147)
NRG Yield (a)	13	4	55	99
Corporate(c)	(1,614)	(255)	(2,223)	(946)
Net (Loss)/Income(b)(c)(d)	$(6,358)	$97	$(6,436)	$132

(a)         In accordance with GAAP, 2014 results have been restated to include full impact of the assets in the NRG Yield drop down transactions which closed on November 3, 2015, January 2, 2015 and June 30, 2014

(b)         Includes non-cash impairment charges of $4,823 million and $5,086 million for the three and twelve months ended December 31, 2015, respectively

(c)          Includes non-cash income tax expense of $1,385 million and $1,342 million for the three and twelve months ended December 31, 2015, respectively

(d)         Includes mark-to-market gains and losses of economic hedges

NRG Business: Full year 2015 Adjusted EBITDA was $1,798 million; $38 million lower than 2014 primarily driven by:

•                  Gulf Coast Region: $201 million increase due to higher average realized prices in Texas reflecting ERCOT hedge gains plus higher realized energy margins and capacity revenues in South Central offsetting lower coal generation across the region

•                  East Region: $187 million lower due to declining energy margins from the absence of extreme weather which benefited first quarter 2014, lower capacity volumes following plant deactivations in PJM, partially offset by lower operating costs from reduced outages and decreased run times across the fleet, and the benefit of the full year impact of the coal assets acquired on April 1, 2014 from Edison Mission Energy

(4)  Excludes Goal Zero, NRG Home Services and NRG Home Solar

Fourth quarter Adjusted EBITDA was $308 million, $6 million higher than the fourth quarter 2014 primarily driven by:

•                  Gulf Coast Region: $54 million increase due to higher average realized prices in Texas reflecting ERCOT hedge gains plus higher realized energy margins and capacity revenues in South Central, all offsetting lower coal and nuclear generation in Texas driven by outages and lower market prices

•                  East Region: $45 million lower due to lower energy margins from milder weather, declines in gas prices and dark spreads, partially offset by increased contract margins attributable to new load contracts and lower supply costs, and lower operating costs from reduced outages, plant deactivations, and decreased run times across the fleet

NRG Home Retail: Full year 2015 Adjusted EBITDA was $739 million, $135 million higher than 2014 driven primarily by favorable supply costs and weather as well as continued effective customer operations and margin management across the portfolio.

Fourth quarter Adjusted EBITDA was $144 million, $21 million lower than the fourth quarter 2014 primarily due to lower volume driven by milder weather.

NRG Renew: Full year 2015 Adjusted EBITDA was $171 million, $1 million lower than 2014 primarily due to higher development costs, offset by increased production at Ivanpah.

Fourth quarter Adjusted EBITDA was $22 million, $9 million lower than the fourth quarter 2014 primarily due to higher development costs.

NRG Yield: Full year 2015 Adjusted EBITDA was $720 million, $138 million higher than  2014 primarily due to the Desert Sunlight and Alta Wind acquisitions.

Fourth quarter Adjusted EBITDA was $183 million, $24 million higher than the fourth quarter 2014 primarily due to the Desert Sunlight acquisition.

Asset Impairments and Valuation Allowance Tax Expense

NRG recorded total non-cash impairment charges of $5,086 million for the full year 2015; $3,549 million related to asset impairments and $1,537 million related to goodwill impairments.  The majority of the asset impairment charges were related to the Company’s Limestone and W.A. Parish coal fired facilities located in Texas, and for three coal fired facilities in the Company’s East region.  The annual goodwill impairment assessment resulted in non-cash charges to write down the Company’s investments in Texas Genco (acquired 2006) and the NRG Home Solar reporting units. The asset and goodwill impairments were primarily driven by the extended low commodity price environment, while the NRG Home Solar goodwill impairment was due to the lower than expected performance of the business.

The low commodity price environment and resulting impairments also lead to $3.0 billion in non-cash income tax expense related to a valuation allowance offsetting the Company’s net deferred tax assets. This allowance was necessary as the impairments impacted the Company’s cumulative and forecasted book earnings; however, the valuation allowance does not affect the Company’s ability to utilize its NOLs against future taxable income.

Dividend Reduction — Alignment

NRG’s Board of Directors has approved a reduction in the annual dividend to $0.12 per share from $0.58 per share. The reduction will allow NRG to reallocate approximately $145 million annually and provides additional flexibility to create shareholder value through all commodity, credit, and development cycles and seize market opportunities.

Liquidity and Capital Resources

Table 3: Corporate Liquidity

($ in millions)	12/31/15	12/31/14
Cash at NRG-Level	$693	$661
Revolver	1,373	1,367
NRG-Level Liquidity	$2,066	$2,028
Restricted cash	414	457
Cash at Non-Guarantor Subsidiaries	825	1,455
Total Liquidity	$3,305	$3,940

NRG-level cash as of December 31, 2015, was $693 million, an increase of $32 million over the end of 2014, and $1,373 million was available under the Company’s credit facilities at the end of 2015. Total liquidity was $3,305 million including restricted cash and cash at non-guarantor subsidiaries (primarily GenOn and NRG Yield)(5).

NRG Strategic Developments

NRG Yield

The Company has amended its partnership agreements with NRG Yield in order to reallocate $50 million of NRG Yield’s previously committed cash equity from the residential solar partnership to the business renewables partnership. This amendment reinforces NRG Energy’s relationship with NRG Yield by ensuring NRG Yield’s investment capital is more closely aligned with NRG Energy’s focus on renewable energy.

This amendment does not impact the existing ROFO agreement.

NRG Business

NRG Business’s multi-year capital investment program includes both generation additions and fuel conversions totaling approximately 4,659 MWs of generation capacity across the Company’s geographic footprint. This enables the Company to bid generation assets in regional forward capacity markets while also meeting key environmental compliance goals. Assets that completed or are undergoing planned fuel conversions or additions include Bowline 2 (COD second quarter 2015), Joliet Units 6-8 (expected COD second quarter 2016), New Castle Units 3-5 (expected COD second quarter 2016), and Shawville 1-4 (expected COD third quarter 2016). In Illinois, NRG completed the installation of environmental control upgrades at its 689 MW Waukegan coal facility (COD second quarter 2015) and environmental control upgrades continue at its 1,538 MW Powerton coal facility.  When combined with the fuel conversion at Joliet and the retirement of the 251 MW Will County Unit 3 in second quarter 2015, these actions are expected to result in significant emissions improvement in Illinois.

In 2015, NRG completed a gas conversion at the Big Cajun II Unit 2, enhanced environmental controls at Sayreville, Gilbert and W.A. Parish facilities. NRG is on track to successfully complete Avon Lake Unit 9 environmental enhancements by the middle of 2016.

(5)  See Appendix A-10 for the Full Year 2015 Sources and Uses of Liquidity detail.

Construction of the 360 MW Cielo Lindo peaker facility (formerly P.H. Robinson facility), preparations for the Company’s 527 MW Carlsbad peaker project, and the 262 MW Puente simple-cycle generation facility in Oxnard, CA remain on track.

2016 Guidance

NRG is reaffirming its guidance range for 2016 with respect to both Adjusted EBITDA and FCF before growth investments. The Company’s 2016 guidance now includes GreenCo’s NRG Renew.

Table 4: 2016 Adjusted EBITDA and FCF before Growth Investments Guidance

($ in millions)	2016 Guidance
Adjusted EBITDA	$3,000 –$3,200
Interest payments(a)	(1,090)
Income tax	(40)
Working capital/other changes	75
Adjusted Cash Flow from Operations	$1,945 –$2,145
Maintenance capital expenditures, net	(435)-(465)
Environmental capital expenditures, net(b)	(285)-(315)
Preferred dividends	(10)
Distributions to non-controlling interests	(195)-(205)
Free Cash Flow—before Growth Investments	$1,000 – $1,200

(a)         Reduced by $50 million versus prior guidance to reflect $691 million of debt retirement completed since third quarter 2015 earnings conference call

(b)         Increase of $50 million versus prior guidance to reflect timing of spend between 2015 into 2016

Capital Allocation Update

Through February 29, 2016, the Company utilized $385 million ($417 million par) of the $500 million of capital allocated to debt reduction at the NRG Corporate-level announced on its third quarter 2015 earnings conference call.  NRG intends to complete the remaining debt repurchases under the previously announced program and is allocating an additional $925 million towards additional NRG debt repurchases in 2016 for a total of $1.3 billion of incremental debt reduction.

When combined with 2016 repurchases already completed and approximately $370 million in non-discretionary amortization primarily associated with project financings, debt reduction represents nearly 75% of total NRG capital allocated in 2016.

In 2015, NRG’s GenOn subsidiaries retired $119 million of GenOn Energy, Inc. Senior Notes and $155 million of GenOn Americas Generation, LLC Senior Notes through open market purchases.

On January 18, 2016, NRG declared a quarterly dividend on the Company’s common stock of $0.145 per share, payable February 16, 2016, to stockholders of record as of February 1, 2016. Going forward and in line with today’s announcement, NRG’s dividend will be $0.03 per share, on a quarterly basis.

The Company’s common stock dividend, debt reduction and share repurchases are subject to available capital, market conditions and compliance with associated laws and regulations.

Earnings Conference Call

On February 29, 2016, NRG will host a conference call at 7:30 a.m. Eastern to discuss these results. Investors, the news media and others may access the live webcast of the conference call and accompanying presentation materials by logging on to NRG’s website at http://www.nrg.com and clicking on “Investors.” The webcast will be archived on the site for those unable to listen in real time.

About NRG

NRG is leading a customer-driven change in the U.S. energy industry by delivering cleaner and smarter energy choices, while building on the strength of the nation’s largest and most diverse competitive power portfolio. A Fortune 200 company, we create value through reliable and efficient conventional generation while driving innovation in solar and renewable power, electric vehicle ecosystems, carbon capture technology and customer-centric energy solutions. Our retail electricity providers serve almost 3 million residential and commercial customers throughout the country. More information is available at www.nrg.com. Connect with NRG Energy on Facebook and follow us on Twitter @nrgenergy.

Safe Harbor Disclosure

In addition to historical information, the information presented in this communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks and uncertainties and can typically be identified by terminology such as “may,” “should,” “could,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “expect,” “intend,” “seek,” “plan,” “think,” “anticipate,” “estimate,” “predict,” “target,” “potential” or “continue,” or the negative of these terms or other comparable terminology. Such forward-looking statements include, but are not limited to, statements about the Company’s future revenues, income, indebtedness, capital structure, plans, expectations, objectives, projected financial performance and/or business results and other future events, and views of economic and market conditions.

Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to be correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, hazards customary in the power industry, weather conditions, competition in wholesale power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets, changes in government regulation of markets and of environmental emissions, the condition of capital markets generally, our ability to access capital markets, unanticipated outages at our generation facilities, adverse results in current and future litigation, failure to identify or successfully implement acquisitions and repowerings, our ability to implement value enhancing improvements to plant operations and companywide processes, our ability to obtain federal loan guarantees, the inability to maintain or create successful partnering relationships with NRG Yield and other third parties, our ability to operate our businesses efficiently including NRG Yield, our ability to retain retail customers, our ability to realize value through our commercial operations strategy and the creation of NRG Yield, the ability to successfully integrate the businesses of acquired companies,  the ability to realize anticipated benefits of acquisitions (including expected cost savings and other synergies) and  the ability to sell assets to NRG Yield, Inc. or the risk that anticipated benefits may take longer to realize than expected and our ability to pay dividends and initiate share or debt repurchases under our capital allocation plan, which may be made from time to time subject to market conditions and other factors, including as permitted by United States securities laws. Furthermore, any common stock dividend or debt repurchases are subject to available capital and market conditions.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. The adjusted EBITDA and free cash flow guidance are estimates as of February 29, 2016. These estimates are based on assumptions the company believed to be reasonable as of that date. NRG disclaims any current intention to update such guidance, except as required by law. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this Earnings Presentation should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.

Contacts:

Media:	Investors:

Karen Cleeve	Kevin Cole, CFA
609.524.4608	609.524.4526

Marijke Shugrue	Lindsey Puchyr
609.524.5262	609.524.4527

NRG ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
(In millions, except per share amounts)	2015	2014	2013
Operating Revenues
Total operating revenues	$14,674	$15,868	$11,295

Cost of operations	10,755	11,794	8,130
Depreciation and amortization	1,566	1,523	1,256
Impairment losses	5,030	97	459
Selling, general and administrative	1,220	1,027	895
Acquisition-related transaction and integration costs	10	84	128
Development activity expenses	154	91	84
Total operating costs and expenses	18,735	14,616	10,952
Gain on postretirement benefits curtailment and sale of assets	21	19	—
Operating(Loss)/Income	(4,040)	1,271	343
Other Income/(Expense)
Equity in earnings of unconsolidated affiliates	36	38	7
Impairment losses on investments	(56)	—	(99)
Other income, net	33	22	13
(Loss)/gain on sale of equity-method investment	(14)	18	—
Net gain/(loss) on debt extinguishment	75	(95)	(50)
Interest expense	(1,128)	(1,119)	(848)
Total other expense	(1,054)	(1,136)	(977)
(Loss)/Income Before Income Taxes	(5,094)	135	(634)
Income tax expense/(benefit)	1,342	3	(282)
Net (Loss)/Income	(6,436)	132	(352)
Less: Net (loss)/income attributable to noncontrolling interests and redeemable noncontrolling interests	(54)	(2)	34
Net (Loss)/Income Attributable to NRG Energy, Inc.	(6,382)	134	(386)
Dividends for preferred shares	20	56	9
(Loss)/Income Available for Common Stockholders	$(6,402)	$78	$(395)
(Loss)/Earnings Per Share Attributable to NRG Energy, Inc. Common Stockholders
Weighted average number of common shares outstanding — basic	329	334	323
Net (Loss)/Income per Weighted Average Common Share — Basic	$(19.46)	$0.23	$(1.22)
Weighted average number of common shares outstanding — diluted	329	339	323
Net (Loss)/Income per Weighted Average Common Share — Diluted	$(19.46)	$0.23	$(1.22)
Dividends Per Common Share	$0.58	$0.54	$0.45

NRG ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS)/INCOME

	For the Year Ended December 31,
	2015	2014	2013
	(In millions)
Net (Loss)/Income	$(6,436)	$132	$(352)
Other Comprehensive (Loss)/Income, net of tax
Unrealized (loss)/gain on derivatives, net of income tax expense/(benefit) of $19, $(21), and $(6)	(15)	(45)	8
Foreign currency translation adjustments, net of income tax benefit of $0, $5, and $14	(11)	(8)	(24)
Available-for-sale securities, net of income tax (benefit)/expense of $(3), $(2), and $2	17	(7)	3
Defined benefit plan, net of income tax expense/(benefit) of $69, $(88), and $100	10	(129)	168
Other comprehensive income/(loss)	1	(189)	155
Comprehensive Loss	(6,435)	(57)	(197)
Less: Comprehensive (loss)/income attributable to noncontrolling interests and redeemable noncontrolling interests	(73)	8	34
Comprehensive Loss Attributable to NRG Energy, Inc.	(6,362)	(65)	(231)
Dividends for preferred shares	20	56	9
Comprehensive Loss Available for Common Stockholders	$(6,382)	$(121)	$(240)

NRG ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2015	2014
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$1,518	$2,116
Funds deposited by counterparties	106	72
Restricted cash	414	457
Accounts receivable — trade, less allowance for doubtful accounts of $21 and $23	1,157	1,322
Inventory	1,252	1,247
Derivative instruments	1,915	2,425
Cash collateral paid in support of energy risk management activities	568	187
Renewable energy grant receivable	13	135
Current assets held-for-sale	6	—
Prepayments and other current assets	442	447
Total current assets	7,391	8,408
Property, Plant and Equipment
In service	24,909	29,487
Under construction	627	770
Total property, plant and equipment	25,536	30,257
Less accumulated depreciation	(6,804)	(7,890)
Net property, plant and equipment	18,732	22,367
Other Assets
Equity investments in affiliates	1,045	771
Notes receivable, less current portion	53	72
Goodwill	999	2,574
Intangible assets, net of accumulated amortization of $1,525 and $1,402	2,310	2,567
Nuclear decommissioning trust fund	561	585
Derivative instruments	305	480
Deferred income taxes	167	1,580
Non-current assets held-for-sale	105	17
Other non-current assets	1,214	1,045
Total other assets	6,759	9,691
Total Assets	$32,882	$40,466

NRG ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Continued)

	As of December 31,
	2015	2014
	(In millions, except share data)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt and capital leases	$481	$474
Accounts payable	869	1,060
Derivative instruments	1,721	2,054
Cash collateral received in support of energy risk management activities	106	72
Accrued interest expense	242	252
Other accrued expenses	568	553
Current liabilities held-for-sale	2	—
Other current liabilities	386	394
Total current liabilities	4,375	4,859
Other Liabilities
Long-term debt and capital leases	18,983	19,701
Nuclear decommissioning reserve	326	310
Nuclear decommissioning trust liability	283	333
Postretirement and other benefit obligations	588	727
Deferred income taxes	19	21
Derivative instruments	493	438
Out-of-market contracts, net of accumulated amortization of $664 and $562	1,146	1,244
Non-current liabilities held-for-sale	4	—
Other non-current liabilities	900	847
Total non-current liabilities	22,742	23,621
Total Liabilities	27,117	28,480
2.822% convertible perpetual preferred stock; $0.01 par value; 250,000 shares issued and outstanding	302	291
Redeemable noncontrolling interest in subsidiaries	29	19
Commitments and Contingencies
Stockholders’ Equity
Common stock; $0.01 par value; 500,000,000 shares authorized; 416,939,950 and 415,506,176 shares issued; and 314,190,042 and 336,662,624 shares outstanding at December 31, 2015 and 2014	4	4
Additional paid-in capital	8,296	8,327
Retained (deficit)/earnings	(3,007)	3,588
Less treasury stock, at cost; 102,749,908 and 78,843,552 shares at December 31, 2015 and 2014	(2,413)	(1,983)
Accumulated other comprehensive loss	(173)	(174)
Noncontrolling interest	2,727	1,914
Total Stockholders’ Equity	5,434	11,676
Total Liabilities and Stockholders’ Equity	$32,882	$40,466

NRG ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2015	2014	2013
	(In millions)
Cash Flows from Operating Activities
Net (loss)/income	$(6,436)	$132	$(352)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Distributions and equity in earnings of unconsolidated affiliates	37	49	84
Depreciation and amortization	1,566	1,523	1,256
Provision for bad debts	64	64	67
Amortization of nuclear fuel	45	46	36
Amortization of financing costs and debt discount/premiums	(11)	(12)	(33)
Adjustment to (gain)/loss on debt extinguishment	(75)	25	(15)
Amortization of intangibles and out-of-market contracts	81	64	49
Amortization of unearned equity compensation	41	42	38
Gain on post retirement benefits curtailment and sales of assets	(7)	(4)	(3)
Impairment losses	5,086	97	558
Changes in derivative instruments	233	(61)	164
Changes in deferred income taxes and liability for uncertain tax benefits	1,326	(154)	(67)
Changes in collateral deposits in support of risk management activities	(381)	146	(47)
Changes in nuclear decommissioning trust liability	(2)	19	15
Cash provided/(used) by changes in other working capital, net of acquisition and disposition effects:
Accounts receivable - trade	136	(2)	(224)
Inventory	(26)	(245)	11
Prepayments and other current assets	8	36	25
Accounts payable	(218)	(12)	275
Accrued expenses and other current liabilities	(9)	(26)	(114)
Other assets and liabilities	(149)	(217)	(453)
Net Cash Provided by Operating Activities	1,309	1,510	1,270
Cash Flows from Investing Activities
Acquisition of businesses, net of cash acquired	(31)	(2,936)	(494)
Capital expenditures	(1,283)	(909)	(1,987)
Decrease/(increase) in restricted cash, net	8	57	(22)
Decrease/(increase) in restricted cash to support equity requirements for U.S. DOE funded projects	35	(206)	(26)
Decrease/(increase) in notes receivable	18	25	(11)
Proceeds from renewable energy grants	82	916	55
Purchases of emission allowances, net of proceeds	41	(16)	5
Investments in nuclear decommissioning trust fund securities	(629)	(619)	(514)
Proceeds from sales of nuclear decommissioning trust fund securities	631	600	488
Proceeds from sale of assets, net	27	203	13
Investments in unconsolidated affiliates	(395)	(103)	—
Other	11	85	(35)
Net Cash Used by Investing Activities	(1,485)	(2,903)	(2,528)
Cash Flows from Financing Activities
Payment of dividends to preferred and common stockholders	(201)	(196)	(154)
Net receipts from settlement of acquired derivatives that include financing elements	196	9	267
Payment for treasury stock	(437)	(39)	(25)
Sales proceeds and other contributions from noncontrolling interests in subsidiaries	647	819	531
Proceeds from issuance of common stock	1	21	16
Proceeds from issuance of long-term debt	1,004	4,563	1,777
Payment of debt issuance and hedging costs	(21)	(67)	(50)
Payments for short and long-term debt	(1,599)	(3,827)	(935)
Other	(22)	(18)	—
Net Cash (Used)/Provided by Financing Activities	(432)	1,265	1,427
Effect of exchange rate changes on cash and cash equivalents	10	(10)	(2)
Net (Decrease)/Increase in Cash and Cash Equivalents	(598)	(138)	167
Cash and Cash Equivalents at Beginning of Period	2,116	2,254	2,087
Cash and Cash Equivalents at End of Period	$1,518	$2,116	$2,254

Appendix Table A-1: Fourth Quarter 2015 Adjusted EBITDA Reconciliation by Operating Segment

The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to net income/(loss)

($ in millions)	Home Retail	Home Solar	Business	Renew	Yield	Corp	Total
Net income/(loss)	140	(175)	(4,664)	(58)	13	(1,614)	(6,358)
Plus:
Interest expense, net	—	1	17	25	56	171	270
Loss on debt extinguishment	—	—	—	—	—	(84)	(84)
Income tax	—	—	—	(5)	4	1,386	1,385
Depreciation, amortization and ARO expense	29	7	232	55	67	10	400
Amortization of contracts	1	—	(16)	(1)	14	—	(2)
EBITDA	170	(167)	(4,431)	16	154	(131)	(4,389)
Adjustment to reflect NRG share of adjusted EBITDA in unconsolidated affiliates	—	—	4	(29)	23	43	41
Integration & transaction costs	1	(8)	11	—	1	2	7
Deactivation costs	—	—	3	—	—	—	3
Asset write-offs and impairments	—	132	4,613	32	2	54	4,833
NRG Home Solar EBITDA	—	43	—	—	—	—	43
Market to market (MtM) (gains)/losses on economic hedges	(27)	—	108	3	3	—	87

Adjusted EBITDA	144	—	308	22	183	(32)	625

Appendix Table A-2: Fourth Quarter 2014 Adjusted EBITDA Reconciliation by Operating Segment

The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to net (loss)/income

($ in millions)	Home Retail	Home Solar	Business	Renew	Yield	Corp	Total
Net (loss)/income	(119)	(37)	577	(73)	4	(255)	97
Plus:
Interest expense, net	—	—	16	35	77	178	306
Income tax	1	—	—	—	(11)	81	71
Depreciation amortization and ARO expense	29	3	269	59	65	10	435
Amortization of contracts	1	—	(13)	1	8	—	(3)
EBITDA	(88)	(34)	849	22	143	14	906
Adjustment to reflect NRG share of adjusted EBITDA in unconsolidated affiliates	—	—	4	17	16	(17)	20
Integration & transaction costs, gain on sale	3	—	(21)	(4)	2	17	(3)
Deactivation costs	—	—	27	—	—	—	27
Asset write-offs and impairments	—	—	11	—	—	(9)	2
Legal settlements	1	—	—	—	—	—	1
NRG Home Solar EBITDA	—	34	—	—	—	—	34
MtM losses/(gains) on economic hedges	249	—	(568)	(4)	(2)	(1)	(326)

Adjusted EBITDA	165	—	302	31	159	4	661

Appendix Table A-3: Full Year 2015 Adjusted EBITDA Reconciliation by Operating Segment

The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to net income/(loss)

($ in millions)	Home Retail	Home Solar	Business	Renew	Yield	Corp	Total
Net income/(loss)	652	(324)	(4,472)	(124)	55	(2,223)	(6,436)
Plus:
Interest expense, net	—	3	69	104	238	702	1,116
Loss on debt extinguishment	—	—	—	—	9	(84)	(75)
Income tax	—	—	1	(18)	12	1,347	1,342
Depreciation, amortization and ARO expense	123	24	939	213	267	34	1,600
Amortization of contracts	1	—	(57)	1	54	1	—
EBITDA	776	(297)	(3,520)	176	635	(223)	(2,453)
Adjustment to reflect NRG share of adjusted EBITDA in unconsolidated affiliates	—	—	14	(47)	77	65	109
Integration & transaction costs and other non recurring costs	(12)	(8)	11	(3)	3	15	6
Deactivation costs	—	—	11	—	—	—	11
Asset write-offs and impairments	36	132	4,854	42	3	55	5,122
NRG Home Solar EBITDA	—	173	—	—	—	—	173
Market to market (MtM) (gains)/losses on economic hedges	(61)	—	428	3	2	—	372

Adjusted EBITDA	739	—	1,798	171	720	(88)	3,340

Appendix Table A-4: Full Year 2014 Adjusted EBITDA Reconciliation by Operating Segment

The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to net income/(loss)

($ in millions)	Home Retail	Home Solar	Business	Renew	Yield	Corp	Total
Net income/(loss)	137	(73)	1,062	(147)	99	(946)	132
Plus:
Interest expense, net	1	1	65	119	189	729	1,104
Loss on debt extinguishment	—	—	—	1	—	94	95
Income tax	1	—	—	—	4	(2)	3
Depreciation amortization and ARO expense	121	7	986	196	204	32	1,546
Amortization of contracts	(2)	—	(32)	1	29	—	(4)
EBITDA	258	(65)	2,081	170	525	(93)	2,876
Adjustment to reflect NRG share of adjusted EBITDA in unconsolidated affiliates	—	—	8	(2)	55	11	72
Integration & transaction costs, gain on sale	4	—	(37)	(4)	4	82	49
Deactivation costs	—	—	42	—	—	—	42
Asset write-offs and impairments	—	—	85	12	—	—	97
Legal settlement	5	—	—	—	—	—	5
NRG Home Solar EBITDA	—	65	—	—	—	—	65
MtM losses/(gains) on economic hedges	337	—	(343)	(4)	(2)	(1)	(13)

Adjusted EBITDA	604	—	1,836	172	582	(1)	3,193

Appendix Table A-5: Full Year 2015 and Full Year 2014 Adjusted Cash Flow from Operations Reconciliations

The following table summarizes the calculation of adjusted cash flow operating activities providing a reconciliation to net cash provided by operating activities

($ in millions)	Twelve months ended December 31, 2015	Twelve months ended December 31, 2014
Net Cash Provided by Operating Activities	$1,309	$1,510
Reclassifying of net receipts (payments) for settlement of acquired derivatives that include financing elements	196	9
Merger and integration expenses	21	95
Return of capital from equity investments	38	—
Adjustment for change in collateral	381	(89)
Adjusted Cash Flow from Operating Activities	$1,945	$1,525
Maintenance CapEx, net*	(413)	(254)
Environmental CapEx, net	(237)	(254)
Preferred dividends	(10)	(9)
Distributions to non-controlling interests	(158)	(57)
Free Cash Flow — before Growth investments	$1,127	951

* Excludes merger and integration CapEx of $15 million in 2015 and $27 million in 2014

Appendix Table A-6: Fourth Quarter 2015 Regional Adjusted EBITDA Reconciliation for NRG Business

The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to net (loss)/income

($ in millions)	East	Gulf Coast	West	B2B	Carbon 360	Total
Net (loss)/income	(170)	(4,495)	(19)	22	(2)	(4,664)
Plus:
Interest expense, net	16	—	1	—	—	17
Depreciation, amortization and ARO expense	94	120	13	5	—	232
Amortization of contracts	(19)	(1)	3	1	—	(16)
EBITDA	(79)	(4,376)	(2)	28	(2)	(4,431)
Adjustment to reflect NRG share of adjusted EBITDA in unconsolidated affiliates	—	3	(1)	1	1	4
Non recurring costs	11	—	—	—	—	11
Deactivation costs	3	—	—	—	—	3
Asset write-offs and impairments	224	4,380	9	—	—	4,613
Market to market (MtM) losses/(gains) on economic hedges	23	103	3	(21)	—	108

Adjusted EBITDA	182	110	9	8	(1)	308

Appendix Table A-7: Fourth Quarter 2014 Regional Adjusted EBITDA Reconciliation for NRG Business

The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to net income/(loss)

($ in millions)	East	Gulf Coast	West	B2B	Carbon 360	Total
Net income/(loss)	467	290	(26)	(151)	(3)	577
Plus:
Interest expense, net	16	—	—	—	—	16
Depreciation amortization and ARO expense	92	151	23	3	—	269
Amortization of contracts	(16)	5	(3)	1	—	(13)
EBITDA	559	446	(6)	(147)	(3)	849
Adjustment to reflect NRG share of adjusted EBITDA in unconsolidated affiliates	17	—	(13)	(1)	1	4
Integration & transaction costs, gain on sale	1	(22)	—	—	—	(21)
Deactivation costs	4	—	23	—	—	27
Asset write-offs and impairments	5	3	3	—	—	11
MtM (gains)/losses on economic hedges	(359)	(371)	6	156	—	(568)

Adjusted EBITDA	227	56	13	8	(2)	302

Appendix Table A-8: Full Year 2015 Regional Adjusted EBITDA Reconciliation for NRG Business

The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to net (loss)/income

($ in millions)	East	Gulf Coast	West	B2B	Carbon 360	Total
Net (loss)/income	(1)	(4,448)	11	(21)	(13)	(4,472)
Plus:
Interest expense, net	68	—	1	—	—	69
Income tax expense	—	—	—	1	—	1
Depreciation, amortization and ARO expense	314	551	62	12	—	939
Amortization of contracts	(68)	2	3	6	—	(57)
EBITDA	313	(3,895)	77	(2)	(13)	(3,520)
Adjustment to reflect NRG share of adjusted EBITDA in unconsolidated affiliates	—	3	6	1	4	14
Non recurring costs	11	—	—	—	—	11
Deactivation costs	9	—	2	—	—	11
Asset write-offs and impairments	448	4,397	9	—	—	4,854
Market to market (MtM) losses on economic hedges	276	83	8	61	—	428

Adjusted EBITDA	1,057	588	102	60	(9)	1,798

Appendix Table A-9: Full Year 2014 Regional Adjusted EBITDA Reconciliation for NRG Business

The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to net income/(loss)

($ in millions)	East	Gulf Coast	West	B2B	Carbon 360	Total
Net income/(loss)	916	223	89	(156)	(10)	1,062
Plus:
Interest expense, net	64	(1)	1	1	—	65
Depreciation amortization and ARO expense	303	592	77	13	1	986
Amortization of contracts	(50)	21	(9)	6	—	(32)
EBITDA	1,233	835	158	(136)	(9)	2,081
Adjustment to reflect NRG share of adjusted EBITDA in unconsolidated affiliates	26	1	(28)	2	7	8
Integration & transaction costs, gain on sale	8	(45)	—	—	—	(37)
Deactivation costs	14	—	28	—	—	42
Asset write-offs and impairments	6	76	3	—	—	85
MtM (gains)/losses on economic hedges	(43)	(480)	10	170	—	(343)

Adjusted EBITDA	1,244	387	171	36	(2)	1,836

Appendix Table A-10: Full Year 2015 Sources and Uses of Liquidity

The following table summarizes the sources and uses of liquidity for full year 2015

($ in millions)	Twelve months ended December 31, 2015

Sources:
Adjusted Cash Flow from Operations	$1,945
Equity Proceeds, NRG Yield, net of fees	599
Debt Proceeds, NRG Yield Revolver	551
Debt Proceeds, NRG Yield Convertible Notes, net of fees	288
Tax Equity Financing, net of fees	119
Other investing and financing activities	76
Debt proceeds, other project debt financing	15

Uses:
Debt Repayments	1,195
Maintenance and Environmental Capex, net	650
Growth Investments and Acquisitions, net	457
Share Repurchases	437
Debt Repayments, non-discretionary	405
Collateral Postings	381
NYLD Investment in Desert Sunlight	311
Common and Preferred Stock Dividends	200
Distributions to Non-Controlling Entities	158
Merger and Integration-related payments	34

Change in Total Liquidity	$(635)

EBITDA and Adjusted EBITDA are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of Adjusted EBITDA should not be construed as an inference that NRG’s future results will be unaffected by unusual or non-recurring items.

EBITDA represents net income before interest (including loss on debt extinguishment), taxes, depreciation and amortization. EBITDA is presented because NRG considers it an important supplemental measure of its performance and believes debt-holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:

•                  EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•                  EBITDA does not reflect changes in, or cash requirements for, working capital needs;

•                  EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments;

•                  Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•                  Other companies in this industry may calculate EBITDA differently than NRG does, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of NRG’s business. NRG compensates for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally. See the statements of cash flow included in the financial statements that are a part of this news release.

Adjusted EBITDA is presented as a further supplemental measure of operating performance. Adjusted EBITDA represents EBITDA adjusted for mark-to-market gains or losses, asset write offs and impairments; and factors which we do not consider indicative of future operating performance. The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this news release.

Adjusted cash flow from operating activities is a non-GAAP measure NRG provides to show cash from operations with the reclassification of net payments of derivative contracts acquired in business combinations from financing to operating cash flow, as well as the add back of merger and integration related costs. The Company provides the reader with this alternative view of operating cash flow because the cash settlement of these derivative contracts materially impact operating revenues and cost of sales, while GAAP requires NRG to treat them as if there was a financing activity associated with the contracts as of the acquisition dates. The Company adds back merger and integration related costs as they are one time and unique in nature and do not reflect ongoing cash from operations and they are fully disclosed to investors.

Free cash flow (before Growth investments) is adjusted cash flow from operations less maintenance and environmental capital expenditures, net of funding, and preferred stock dividends and is used by NRG predominantly as a forecasting tool to estimate cash available for debt reduction and other capital allocation alternatives. The reader is encouraged to evaluate each of these adjustments and the reasons NRG considers them appropriate for supplemental analysis. Because we have mandatory debt service requirements (and other non-discretionary expenditures) investors should not rely on free cash flow before Growth investments as a measure of cash available for discretionary expenditures.